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January 10, 2011

Radnet Management, Inc.
1510 Cotner Avenue
Los Angeles, CA  90025

Re:  Issuance of exchange notes

Ladies and Gentlemen:

We have acted as counsel to Radnet Management, Inc., a Delaware corporation (the “Company”), RadNet, Inc., a Delaware corporation and the parent company of the Company (“RadNet”), and the subsidiaries of the Company listed on Schedule I hereto (collectively with RadNet, the “Guarantors”), in connection with the Registration Statement on Form S-4 (Registration No. 333-169107) (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $200,000,000 aggregate principal amount of 10⅜% Senior Notes due 2018 (the “Exchange Notes”), which will be guaranteed (the “Guarantees”) by the Guarantors.  The Exchange Notes and the Guarantees will be issued under an indenture dated as of April 6, 2010 (the “Indenture”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and the following supplemental indentures (collectively, referred to as the “Supplemental Indentures”):

1.	Supplemental Indenture, dated as of July 6, 2010, by and between Advanced Radiology, LLC, a Maryland limited liability company, and the Trustee;

2.	Supplemental Indenture, dated as of August 18, 2010, by and between Health Diagnostics of New Jersey, LLC, a New Jersey limited liability company, and the Trustee;

3.	Supplemental Indenture, dated as of January 10, 2011, by and between East Bergen Imaging, LLC, a New Jersey limited liability company, and the Trustee;

4.	Supplemental Indenture, dated as of January 10, 2011, by and between Progressive Medical Imaging of Union City, LLC, a New Jersey limited liability company, and the Trustee;

5.	Supplemental Indenture, dated as of January 10, 2011, by and between Progressive Medical Imaging of Hackensack, LLC, a New Jersey limited liability company, and the Trustee;

6.	Supplemental Indenture, dated as of January 10, 2011, by and between Progressive Medical Imaging of Bloomfield, LLC, a New Jersey limited liability company, and the Trustee;

7.	Supplemental Indenture, dated as of January 10, 2011, by and between Progressive X-Ray of Englewood, LLC, a New Jersey limited liability company, and the Trustee;

8.	Supplemental Indenture, dated as of January 10, 2011, by and between Progressive X-Ray of Kearney, LLC, a New Jersey limited liability company, and the Trustee;

9.	Supplemental Indenture, dated as of January 10, 2011, by and between Image Medical Corporation, LLC, a Delaware corporation, and the Trustee;

10.	Supplemental Indenture, dated as of January 10, 2011, by and between eRad, Inc., a Pennsylvania corporation, and the Trustee;

11.	Supplemental Indenture, dated as of January 10, 2011, by and between Imaging On Call, LLC, a New York limited liability company, and the Trustee; and

12.	Supplemental Indenture, dated as of January 10, 2011, by and between Advanced NA, LLC, a Maryland limited liability company, and the Trustee.

The Company will offer the Exchange Notes in exchange for $200,000,000 aggregate principal amount of its outstanding 10⅜% Senior Notes due 2018.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission as exhibit 5.1 to Amendment No. 1 to the Registration Statement filed with the Commission on the date hereof (“Amendment No. 1”).

In connection with this opinion, we have examined the Registration Statement, Amendment No. 1, the Indenture and the Supplemental Indentures, which have been filed with the Commission as exhibits to the Registration Statement and Amendment No. 1, the Notation of Guarantees executed by each of the Guarantors and such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the Company’s and Guarantors’ (i) articles of incorporation or other formation documents, (ii) bylaws or operating agreement, (iii) authorizing resolutions and (iv) such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinion hereinafter expressed.  In such examination, we assumed that such documents and instruments have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  We also have assumed that the Indenture and the Supplemental Indentures are the valid and legally binding obligations of the Trustee. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Based upon and subject to the foregoing and the qualifications, assumptions and limitations stated herein, it is our opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law); (ii) public policy considerations which may limit the rights of parties to obtain remedies, (iii) the implied covenants of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.  We express no opinions concerning (i) the validity or enforceability of any provision contained in any Exchange Notes, Guarantees, the Indenture or the Supplemental Indentures that purports to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of any indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Florida, New Jersey and Pennsylvania, we have relied upon the opinions of Akerman Senterfitt LLP, Lowenstein Sandler PC and Dechert LLP, respectively.

We do not express any opinion herein concerning any law other than (i) the laws of the State of New York, (ii) the federal laws of the United States, (iii) the Delaware General Corporation Law, (iv) the laws of the State of California, (v) the laws of the State of Maryland and (vi) to the extent set forth herein, the laws of the States of Florida, New Jersey and Pennsylvania.

We consent to the filing of this opinion letter as Exhibit 5.1 to Amendment No. 1 and to the use of our name under the caption “Legal Matters” in the Prospectus included in Amendment No. 1.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, any Exchange Notes, Guarantees, the Indenture, the Supplemental Indentures or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Exchange Notes, the Guarantees, the Indenture or the Supplemental Indentures, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Very truly yours,

/S/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SCHEDULE 1

GUARANTORS

Name Guarantor	Jurisdiction of Incorporation

RadNet, Inc.	Delaware

Advanced Imaging Partners, Inc.	Delaware

Advanced NA, LLC	Delaware

Community Imaging Partners, Inc.	Delaware

Delaware Imaging Partners, Inc.	Delaware

Diagnostic Imaging Services, Inc.	Delaware

Ide Imaging Partners, Inc.	Delaware

Image Medical Corporation	Delaware

Mid Rockland Imaging Partners, Inc.	Delaware

Radiologix, Inc.	Delaware

Radiology and Nuclear Medicine Imaging Partners, Inc.	Delaware

Treasure Coast Imaging Partners, Inc.	Delaware

Radnet Managed Imaging Services, Inc.	California

Radnet Management I, Inc.	California

Radnet Management II, Inc.	California

Radnet Sub, Inc.	California

FRI II, Inc.	California

FRI, Inc.	California

Pacific Imaging Partners, Inc.	California

Rolling Oaks Imaging Corporation	California

Rolling Oaks Radiology, Inc.	California

SoCal MR Site Management, Inc.	California

Valley Imaging Partners, Inc.	California

Questar Imaging, Inc.	Florida

Questar Los Alamitos, Inc.	Florida

Questar Victorville, Inc.	Florida

Advanced Radiology, LLC	Maryland

East Bergen Imaging, LLC	New Jersey

Health Diagnostics of New Jersey, LLC	New Jersey

New Jersey Imaging Partners, Inc.	New Jersey

Progressive Medical Imaging of Bloomfield, LLC	New Jersey

Progressive Medical Imaging of Hackensack, LLC	New Jersey

Progressive Medical Imaging of Union City, LLC	New Jersey

Progressive X-Ray of Englewood, LLC	New Jersey

Progressive X-Ray of Kearney, LLC	New Jersey

Imaging On Call, LLC	New York

eRad, Inc.	Pennsylvania